Exhibit 99.1

Phillips 66 Partners Announces 7 Percent Increase in
Quarterly Cash Distribution and Close of Bakken Joint Venture Agreements

HOUSTON, Jan. 21, 2015 – Phillips 66 Partners LP (NYSE: PSXP) announces the board of directors of its general partner declared a fourth-quarter 2014 cash distribution of $0.34 per limited partnership unit. This quarter’s distribution represents an increase of 7 percent over the previous quarterly distribution of $0.3168 per unit and a 51 percent increase over fourth-quarter 2013. The distribution is payable Feb. 13, 2015, to unitholders of record as of Feb. 4, 2015.

In addition, the previously announced joint ventures between Phillips 66 Partners and Paradigm Energy Partners to develop midstream logistics infrastructure in the Bakken region have been formed and governance agreements completed. Under the agreements, a wholly owned subsidiary of Phillips 66 Partners holds a 70 percent ownership interest in the joint venture developing the Palermo Rail Terminal, a 50 percent ownership interest in the joint venture constructing a crude oil storage and central delivery point facility in Keene, North Dakota, and, through the 50 percent joint venture, a 44 percent ownership interest in the Sacagawea Pipeline. These projects are expected to provide long-term, reliable and cost-effective take-away options, and increased flow assurance, as well as additional outbound capacity and market optionality for producers and marketers in the region.

About Phillips 66 Partners
Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

William Steen (investors)
832-765-3174
william.steen@p66.com

TAX CONSIDERATIONS

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Phillips 66 Partners LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Phillips 66 Partners LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not Phillips 66 Partners LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners’ operations are based on management’s expectations, estimates and projections about the partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include those as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.